UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12
1LIFE HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of 1Life Healthcare, Inc., a Delaware corporation (the “Company”), by Amazon.com, Inc., a Delaware corporation (“Parent”), Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated July 20, 2022, by and among the Company, Parent and Merger Sub:

(i)	Press Release.

The item above was first used or made available on August 3, 2022.

One Medical Announces Results for Second Quarter 2022
•Second Quarter 2022 Ending Total Membership Count of 790,000, a 27% Increase Year-Over-Year. Ending Consumer and Enterprise Membership Count of 750,000 and At-Risk Membership Count of 40,000
•Second Quarter 2022 Net Revenue of $255.8 Million, a 112% Increase Year-Over-Year
SAN FRANCISCO – August 3, 2022 – 1Life Healthcare, Inc. (One Medical) (Nasdaq: ONEM) today announced financial results for the second quarter ended June 30, 2022.
“At One Medical during the second quarter we continued to advance our mission to transform healthcare through our human-centered and technology-powered model,” said Amir Dan Rubin, Chair & CEO of One Medical. “We believe that at One Medical we have an exciting opportunity to deliver better health outcomes, better care experiences, and lower costs, within a better team environment.”
Financial Highlights for the Second Quarter 2022
All comparisons are to the three months ended June 30, 2021. Unless otherwise noted, our results of operations in this press release include the activity of Iora Health, Inc. ("Iora") beginning from the close of our acquisition on September 1, 2021.
•Total membership count as of quarter-end was 790,000 compared to 621,000, a 27% increase; Consumer and Enterprise membership count of 750,000 and At-Risk membership count of 40,000 as of quarter-end.
•Net Revenue was $255.8 million compared to $120.4 million, a 112% increase.
•Medical Claims Expense Ratio was 85%.
•Loss from Operations was $97.4 million, or 38% of Net Revenue; Net Loss was $93.8 million, or 37% of Net Revenue.
•Care Margin was $40.0 million, or 16% of Net Revenue.
•Adjusted EBITDA was a loss of $38.5 million, or 15% of Net Revenue.
•Cash and marketable securities of $347.6 million as of June 30, 2022.
•On July 21, 2022, we announced our entry into a definitive merger agreement with Amazon.com, Inc. (“Amazon”), in which Amazon agreed to acquire our Company for $18 per share in an all-cash transaction valued at approximately $3.9 billion, including the Company’s net debt. Pursuant to the merger agreement (and subject to the terms and conditions therein), our Company would merge with and into a wholly-owned subsidiary of Amazon. The consummation of the merger is subject to a number of closing conditions, including, among others, the approval from our shareholders, and regulatory approval, as well as other customary closing conditions.
•Pursuant to the merger agreement, Amazon has agreed to provide us with access to senior unsecured interim debt financing in an aggregate principal amount of up to $300.0 million to be funded in up to ten tranches of $30.0 million per month, beginning on March 20, 2023 until the earlier of the consummation of the acquisition by Amazon, and the termination of the merger agreement pursuant to its terms, with a maturity date of 24 months after the termination of the merger agreement.

Due to the company's pending transaction with Amazon, One Medical will not be providing guidance for the third quarter 2022 and is suspending its financial guidance for the full fiscal year 2022.
In addition, as is customary during the pendency of an acquisition, One Medical will not be hosting a conference call in conjunction with its second quarter 2022 earnings release. For further details and discussion of our financial performance please refer to our quarterly report on Form 10-Q for the quarter ended June 30, 2022.

Key Metrics and Non-GAAP Financial Measures
Members: Members include both Consumer and Enterprise members as well as At-Risk members as defined below. Our number of members depends, in part, on our ability to successfully market our services directly to consumers including Medicare-eligible as well as non-Medicare eligible individuals, to Medicare Advantage health plans and Medicare Advantage enrollees, to employers that are not yet enterprise clients, as well as our activation rate within existing enterprise clients. We define estimated activation rate for any enterprise client at a given time as the percentage of eligible lives enrolled as members. While growth in the number of members is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future member growth. Member numbers as of the end of each period are rounded to the thousands.
Consumer and Enterprise Members: A Consumer and Enterprise member is a person who has registered with us and has paid for membership for a period of at least one year or whose membership has been sponsored by an enterprise or other third party under an agreement having a term of at least one year. Consumer and Enterprise members do not include trial memberships, our virtual only One Medical Now users, or any temporary users. Our number of Consumer and Enterprise members depends, in part, on our ability to successfully market our services directly to consumers and to employers that are not yet enterprise clients and our activation rate within existing clients. Consumer and Enterprise members may include individuals who are: (i) Medicare-eligible and (ii) have paid for a membership or whose membership has been sponsored by an enterprise or other third party. Consumer and Enterprise members do not include any At-Risk members as defined below. Consumer and Enterprise members help drive commercial revenue.
At-Risk Members: An At-Risk member is a person for whom we are responsible for managing a range of healthcare services and associated costs. At-Risk members help drive Medicare revenue.
Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
Medical Claims Expense Ratio: We define Medical Claims Expense Ratio as medical claims expense divided by Capitated Revenue. The nature of our contracting with Medicare Advantage payers and CMS requires us to be financially responsible for a range of healthcare services of our At-Risk members. Our care model focuses on leveraging the primary care setting as a means of reducing unnecessary or avoidable health care costs and balancing our cost of care with the impact of our service levels on medical claims expense. We are liable for potentially large medical claims should we not effectively manage our At-Risk members’ health. We therefore consider the Medical Claims Expense Ratio to be an important measure to monitor our performance. As we sign up new At-Risk members or open new offices to serve these members, our Medical Claims Expense Ratio is likely to increase initially due to a potential increase in medical claims expense from a lag in improvement in health outcomes with member tenure. Similarly, there may be a lag in adequately documenting the health status of our members, resulting in different Capitated Revenue compared to what is indicated by the health status of an At-Risk member. We believe that the Medical Claims Expense Ratio for a given set of At-Risk members can improve over time as we help improve their health outcomes relative to their underlying health conditions, though the ratio may fluctuate for any given customers or cohort of customers depending on future outbreaks or variants of COVID-19 and associated increases in medical claims expense.
Care Margin: We define Care Margin as income or loss from operations excluding depreciation and amortization, general and administrative expense and sales and marketing expense. We consider Care Margin to be an important measure to monitor our performance, specific to the direct costs of delivering care. We believe this margin is useful to both us and investors to measure whether we are effectively pricing our services and managing the health care and associated costs, including medical claims expense and cost of care, of our At-Risk members successfully. We have provided below a reconciliation of historical Care Margin to loss from operations, its most directly comparable GAAP financial measure.
Adjusted EBITDA: We define Adjusted EBITDA as net income or loss excluding interest income, interest and other expense, depreciation and amortization, stock-based compensation, provision for (benefit from) income taxes, certain legal or advisory costs, and acquisition and integration costs that we do not consider to be expenses incurred in the normal operation of the business. Such legal or advisory costs may include but are not limited to expenses with respect to evaluating potential business combinations, legal investigations, or settlements. Acquisition and integration costs include expenses incurred in connection with the closing and integration of acquisitions, which may vary significantly and are unique to each acquisition. We started to exclude prospectively from our presentation certain legal or advisory costs from the first quarter of 2021 and acquisition and integration costs from the second quarter of 2021, because amounts incurred in the prior periods were insignificant relative to our consolidated operations. We include Adjusted EBITDA because it is an important measure upon which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA to be an important measure to both management and investors because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We have provided below a reconciliation of historical Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure.
Available Information
One Medical intends to use its Company website (including its Investor Relations website) as well as its Facebook, Twitter and LinkedIn accounts as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our proposed transactions with Amazon, future results of operations, financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,”

“estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: our ability to consummate the proposed transactions with Amazon in a timely manner or at all and potential delays in consummating such proposed transactions; the satisfaction (or waiver) of closing conditions to the consummation of the proposed transactions with Amazon, including with respect to the approval of our stockholders; timely and successful integration of Iora with our company and our ability to timely and successfully achieve the anticipated benefits and potential synergies of such transaction; the strength of the One Medical brand; member satisfaction with our services and support; the effects of the COVID-19 pandemic, including any new outbreaks and emerging variant strains of the virus, and related self-isolation and quarantine measures on our business, revenue, future growth and results of operations; anticipated membership growth and revenue potential from our members; our ability to retain members; our ability to successfully introduce and drive adoption of new products; changes in the pricing we offer our members; our relationships with our health network partners and enterprise clients and any changes to, accommodations in or terminations of our contracts with the health network partners or enterprise clients; our ability to improve cost of care and margins, including timing and expenses of new office openings and entry into new geographies; our ability to improve our medical claims expense ratio; changes in laws or regulations; our involvement in existing and potential litigation, including medical malpractice claims and consumer class actions; any governmental investigations or inquiries, including those related to COVID-19 vaccine administration or challenges to our relationships with the One Medical PCs under the administrative services agreements; our strategic plan; the impact of new laws and regulations on our industry, including Medicare, general economic and market conditions; our financial outlook; our focus areas for investment and our investments; announcements by us, our health network partners or our competitors of business or strategic developments; and our overall business trajectory. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. These filings, when available, are available on the investor relations section of our website at investor.onemedical.com and on the SEC’s website at www.sec.gov.
About One Medical
One Medical is a U.S. national human-centered and technology-powered primary care organization with seamless digital health and inviting in-office care, convenient to where people work, shop, live, and click. One Medical’s vision is to delight millions of members with better health and better care while reducing costs, within a better team environment. One Medical’s mission is to transform health care for all through a human-centered, technology-powered model. Headquartered in San Francisco, 1Life Healthcare, Inc. is the administrative and managerial services company for the affiliated One Medical physician-owned professional corporations that deliver medical services in-office and virtually. 1Life and the One Medical entities do business under the "One Medical" brand.

Additional Information and Where to Find It

In connection with the proposed acquisition of One Medical by Amazon, One Medical intends to file with the SEC preliminary and definitive proxy statements relating to such acquisition and other relevant documents. The definitive proxy statement will be mailed to One Medical’s stockholders as of a record date to be established for voting on the proposed acquisition and any other matters to be voted on at the special meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS, ANY AMENDMENTS OR SUPPLEMENTS THERETO, ANY OTHER SOLICITING MATERIALS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONE MEDICAL AND THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on One Medical’s website at https://investor.onemedical.com/ or by contacting One Medical’s Investor Relations via email at https://investor.onemedical.com/contact-ir.

Participants in the Solicitation

One Medical and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of One Medical in connection with the proposed acquisition and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in One Medical’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of One Medical’s stockholders in connection with the proposed acquisition and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the proposed acquisition. These documents are available free of charge as described in the preceding paragraph.

Media Contact:
Breanna Shirk, One Medical
External Communications
press@onemedical.com

Investor Contact:
Ken Goff, One Medical
Investor Relations
investor@onemedical.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue:
Medicare revenue	$ 131,594	$ —	$ 259,016	$ —
Commercial revenue	124,245	120,416	250,925	241,768
Total net revenue	255,839	120,416	509,941	241,768
Operating expenses:
Medical claims expense	108,900	—	213,866	—
Cost of care, exclusive of depreciation and amortization shown separately below	106,948	67,922	208,325	138,014
Sales and marketing (1)	23,193	10,570	45,652	23,259
General and administrative (1)	92,422	77,196	189,458	141,541
Depreciation and amortization	21,783	7,292	42,676	13,899
Total operating expenses	353,246	162,980	699,977	316,713
Loss from operations	(97,407)	(42,564)	(190,036)	(74,945)
Other income (expense), net:
Interest income	364	79	521	184
Interest and other expense	(3,682)	(2,842)	(8,801)	(5,685)
Total other income (expense), net	(3,318)	(2,763)	(8,280)	(5,501)
Loss before income taxes	(100,725)	(45,327)	(198,316)	(80,446)
Provision for (benefit from) income taxes	(6,916)	(4,040)	(13,648)	159
Net loss	$ (93,809)	$ (41,287)	$ (184,668)	$ (80,605)
Net loss per share — basic and diluted	$ (0.48)	$ (0.30)	$ (0.95)	$ (0.59)
Weighted average common shares outstanding — basic and diluted	194,488	136,788	193,774	137,045

(1)    Includes stock-based compensation, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Sales and marketing	$ 1,325	$ 964	$ 2,268	$ 1,987
General and administrative	31,011	25,368	66,987	50,673
Total	$ 32,336	$ 26,332	$ 69,255	$ 52,660

Components of Net Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue:
Capitated revenue	$ 128,521	$ —	$ 253,151	$ —
Fee-for-service and other revenue	3,073	—	5,865	—
Total Medicare revenue	131,594	—	259,016	—
Partnership revenue	63,401	56,126	124,336	111,057
Net fee-for-service revenue	35,740	43,416	77,254	87,878
Membership revenue	25,104	20,874	49,335	41,070
Grant income	—	—	—	1,763
Total commercial revenue	124,245	120,416	250,925	241,768
Total net revenue	$ 255,839	$ 120,416	$ 509,941	$ 241,768

Statements of Operations Data as a Percentage of Net Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue:
Medicare revenue	51%	— %	51%	— %
Commercial revenue	49%	100%	49%	100%
Total net revenue	100%	100%	100%	100%
Operating expenses:
Medical claims expense	43%	— %	42%	— %
Cost of care, exclusive of depreciation and amortization shown separately below	42%	56%	41%	57%
Sales and marketing (1)	9%	9%	9%	10%
General and administrative (1)	36%	64%	37%	59%
Depreciation and amortization	9%	6%	8%	6%
Total operating expenses	138%	135%	137%	131%
Loss from operations	(38) %	(35) %	(37) %	(31) %
Other income (expense), net:
Interest and other expense	(1) %	(2) %	(2) %	(2) %
Total other income (expense), net	(1) %	(2) %	(2) %	(2) %
Loss before income taxes	(39) %	(38) %	(39) %	(33) %
Provision for (benefit from) income taxes	(3) %	(3) %	(3) %	— %
Net loss	(37) %	(34) %	(36) %	(33) %

(1)Includes stock-based compensation, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales and marketing	1%	1%	— %	1%
General and administrative	12%	21%	13%	21%
Total	13%	22%	14%	22%

Components of Net Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue:
Capitated revenue	50%	— %	50%	— %
Fee-for-service and other revenue	1%	— %	1%	— %
Total Medicare revenue	51%	— %	51%	— %
Partnership revenue	25%	47%	24%	46%
Net fee-for-service revenue	14%	36%	15%	36%
Membership revenue	10%	17%	10%	17%
Grant income	— %	— %	— %	1%
Total commercial revenue	49%	100%	49%	100%
Total net revenue	100%	100%	100%	100%

*Percentages may not sum due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)
(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 184,748	$ 341,971
Short-term marketable securities	162,874	111,671
Accounts receivable, net	153,155	103,498
Inventories	6,571	6,065
Prepaid expenses	28,555	28,055
Other current assets	24,429	21,767
Total current assets	560,332	613,027
Long-term marketable securities	—	48,296
Restricted cash	3,785	3,801
Property and equipment, net	204,814	193,716
Right-of-use assets	272,966	256,293
Intangible assets, net	334,325	352,158
Goodwill	1,157,179	1,147,464
Other assets	7,518	12,277
Total assets	$ 2,540,919	$ 2,627,032
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 17,046	$ 18,725
Accrued expenses	76,289	72,672
Deferred revenue, current	57,651	47,928
Operating lease liabilities, current	36,465	31,152
Other current liabilities	29,030	31,632
Total current liabilities	216,481	202,109
Operating lease liabilities, non-current	291,596	269,641
Convertible senior notes	310,782	309,844
Deferred income taxes	60,199	73,875
Deferred revenue, non-current	25,768	29,317
Other non-current liabilities	11,611	13,663
Total liabilities	916,437	898,449
Commitments and contingencies
Stockholders' Equity:
Common stock, $0.001 par value, 1,000,000 and 1,000,000 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 195,154 and 191,722 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	195	193
Additional paid-in capital	2,428,684	2,346,781
Accumulated deficit	(802,866)	(618,198)
Accumulated other comprehensive income	(1,531)	(193)
Total stockholders' equity	1,624,482	1,728,583
Total liabilities and stockholders' equity	$ 2,540,919	$ 2,627,032

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$ (184,668)	$ (80,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	270	105
Depreciation and amortization	42,676	13,899
Amortization of debt discount and issuance costs	938	937
Accretion of discounts and amortization of premiums on marketable securities, net	661	483
Reduction of operating lease right-of-use assets	16,053	8,609
Stock-based compensation	69,255	52,660
Deferred income taxes	(13,676)	—
Other non-cash items	570	400
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(49,571)	11,380
Inventories	(481)	3,216
Prepaid expenses and other current assets	4,105	(21,261)
Other assets	3,792	110
Accounts payable	121	1,234
Accrued expenses	4,546	6,772
Deferred revenue	5,793	6,765
Operating lease liabilities	(13,143)	(8,761)
Other liabilities	(2,119)	17,128
Net cash (used in) provided by operating activities	(114,878)	13,071
Cash flows from investing activities:
Purchases of property and equipment, net	(34,188)	(31,172)
Purchases of marketable securities	(54,906)	(79,984)
Proceeds from sales and maturities of marketable securities	50,000	498,977
Acquisitions of businesses, net of cash and restricted cash acquired	(10,451)	(9,695)
Issuance of note receivable	—	(20,000)
Net cash (used in) provided by investing activities	(49,545)	358,126
Cash flows from financing activities:
Proceeds from the exercise of stock options	5,450	16,107
Proceeds from employee stock purchase plan	1,659	2,972
Payment of principal portion of finance lease liability	(27)	(29)
Net cash provided by financing activities	7,082	19,050
Net (decrease) increase in cash, cash equivalents and restricted cash	(157,341)	390,247
Cash, cash equivalents and restricted cash at beginning of period	346,054	115,005
Cash, cash equivalents and restricted cash at end of period	$ 188,713	$ 505,252
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$ 7,732	$ 5,883
Equity consideration for business acquisition	$ 5,541	$ —

Select Metrics (As of Period End)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Consumer and Enterprise members	750,000	728,000	703,000	683,000	621,000	598,000	549,000	511,000
At-Risk members	40,000	39,000	33,000	32,000	—	—	—	—
Offices	204	188	182	177	124	110	107	103

MEDICAL CLAIMS EXPENSE RATIO

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(in thousands)
Medical claims expense	$ 108,900	$ —	$ 213,866	$ —
Capitated Revenue	$ 128,521	$ —	$ 253,151	$ —
Medical Claims Expense Ratio	85%	N/A	84%	N/A

RECONCILIATION OF LOSS FROM OPERATIONS TO CARE MARGIN

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Loss from operations	$ (97,407)	$ (42,564)	$ (190,036)	$ (74,945)
Sales and marketing*	23,193	10,570	45,652	23,259
General and administrative*	92,422	77,196	189,458	141,541
Depreciation and amortization	21,783	7,292	42,676	13,899
Care Margin	$ 39,991	$ 52,494	$ 87,750	$ 103,754
Care Margin as a percentage of net revenue	16%	44%	17%	43%

* Includes stock-based compensation

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net loss	$ (93,809)	$ (41,287)	$ (184,668)	$ (80,605)
Interest income	(364)	(79)	(521)	(184)
Interest and other expense	3,682	2,842	8,801	5,685
Depreciation and amortization	21,783	7,292	42,676	13,899
Stock-based compensation	32,336	26,332	69,255	52,660
Provision for (benefit from) income taxes	(6,916)	(4,040)	(13,648)	159
Legal or advisory costs	—	11,282	547	15,567
Acquisition and integration costs	4,753	4,597	10,079	4,597
Adjusted EBITDA	$ (38,535)	$ 6,939	$ (67,479)	$ 11,778